EXHIBIT 99-1

Contact	Contact
Robert L. Messier, Jr.	Mark J. Blum
President and CEO	Executive Vice President and CFO
860-582-8868	860-585-2118

FIRST VALLEY BANCORP ANNOUNCES THIRD QUARTER EARNINGS

Bristol, Connecticut - November 7, 2005 - Robert L. Messier, Jr., President and Chief Executive Officer of First Valley Bancorp, Inc., the holding company of Valley Bank, reported net income of $128,000, or $0.11 diluted income per share, for the third quarter of 2005 compared to net income of $170,000, or $0.16 diluted income per share, for the third quarter of 2004. Results for the current quarter included $98,000 of one-time expenses relating to the reorganization of Valley Bank into a bank holding company structure and the formation of a new bank holding company called First Valley Bancorp, Inc. Net income for the quarter excluding the holding company formation expenses would have been approximately $193,000, or $0.17 diluted income per share.

For the first nine months of 2005, net income was $511,000, or $0.45 diluted income per share, compared with $413,000, or $0.38 diluted income per share, for the same period in 2004, a year-to-date increase of 24% in net income.

Assets grew to $148.3 million at September 30, 2005 compared to $130.9 million at December 31, 2004, a 13% increase. As of September 30, 2005, loans totaled $95.1 million and deposits totaled $122.3 million.

FIRST VALLEY BANCORP, INC.

Messier stated, “Our bank continues to grow as more businesses and consumers demand personal attention from their financial service providers. With the addition of Valley Bank On-line Banking (VOL), which includes free bill paying service, Valley Bank has a product that meets the needs of many customers who wish to do their banking electronically.” Messier continued, “We remain committed to opening a branch on Farmington Avenue in Bristol within the next twelve months and another branch in Southington also within twelve months. We have also begun exploring potential sites in Plainville.”

Valley Bank recently hired John E. Smith, who has 20 years of experience as the Assistant Superintendent of Schools for business and facilities in Bristol, and recently retired as Vice President of Bristol Hospital where he was responsible for operations and facility services. Messier said, “John will be invaluable in helping us get these branches up and running over the next year or so.”

Valley Bank is a commercial bank with full service banking offices in Bristol and Terryville and a loan production office in Southington. For more information about Valley Bank visit the Bank’s website at www.valleybankct.com or call 860-582-8868.

First Valley Bancorp, Inc. stock is quoted on the Over the Counter Bulletin Board under the symbol “FVLY”.

Statements in this new release, if any, concerning future results, performance, expectations or intentions are forward-looking statements. Actual results, performance or developments may differ materially from forward-looking statements as a result of know or unknown risks, uncertainties and other factors, including those identified from time to time in the Company’s filings with the Securities and Exchange Commission, press releases and other communications. Actual results may also differ based on the Company’s ability to successfully maintain and integrate customers from announced acquisitions. The Company intends any forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 and is including this statement for purposes of said safe harbor provisions. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date of this news release. Except as required by applicable law or regulation, the Company undertakes no obligation to update any forward-looking statements to reflect event or circumstances that occur after the date of which such statements were made.

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FIRST VALLEY BANCORP, INC. AND SUBSIDIARY
SEPTEMBER 30, 2005

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(in thousands except share data)
	September 30,	December 31,
	2005	2004
	(Unaudited)

ASSETS
Cash and due from depository institutions	$4,425	$5,764
Federal funds sold and money market accounts	7,883	4,269
Investment securities	38,563	39,548
Loans receivable, net	93,424	77,729
Premises and equipment, net	1,464	1,524
FHLB Stock	727	727
Accrued income receivable	561	560
Deferred income taxes	702	632
Other assets	545	187
TOTAL ASSETS	$148,294	$130,940

LIABILITIES AND CAPITAL ACCOUNTS
Deposits:
Non-interest bearing	$17,543	$12,300
Interest bearing	104,722	95,446
Total deposits	122,265	107,746
Federal Home Loan Bank advances	10,022	12,679
Junior subordinated debt	4,096	-
Mortgagors' escrow accounts	83	150
Other liabilities	2,194	1,206
Total Liabilities	138,660	121,781

Capital Accounts:
Common stock, no par value; authorized 2,000,000 shares;
issued and outstanding 1,076,082 and 1,072,902 at
June 30, 2005 and December 31, 2004, respectively	892	887
Additional paid-in capital	8,194	8,126
Retained earnings	816	305
Accumulated other comprehensive loss	(268)	(159)
Total Capital Accounts	9,634	9,159
TOTAL LIABILITIES AND CAPITAL ACCOUNTS	$148,294	$130,940

FIRST VALLEY BANCORP, INC. AND SUBSIDIARY
SEPTEMBER 30, 2005

CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
(in thousands except share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
Interest income:	2005	2004	2005	2004
Interest on loans	$1,510	$1,185	$4,228	$3,302
Interest and dividends on investments
and deposits	426	357	1,186	967
Total interest income	1,936	1,542	5,414	4,269

Interest expense:
Deposits and escrow	609	409	1,582	1,045
Borrowed money	137	65	289	194
Total interest expense	746	474	1,871	1,239
Net interest income	1,190	1,068	3,543	3,030

Provision for loan losses	94	75	255	237

Net interest income after provision for loan losses	1,096	993	3,288	2,793

Noninterest income:
Service charges and other fees	99	79	290	217
Realized gains on investments	-	-	-	6
Total noninterest income	99	79	290	223

Noninterest expenses:
Salaries	452	382	1,262	1,100
Employee benefits and taxes	85	72	253	222
Occupancy and equipment	165	187	494	545
Professional fees	35	34	110	111
Marketing	19	24	71	70
Office supplies	16	15	54	50
Outside service fees	63	33	170	97
Other	175	46	345	148
Total noninterest expenses	1,010	793	2,759	2,343
Income before income tax expense	185	279	819	673
Income tax expense	57	109	308	260
NET INCOME	$128	$170	$511	$413

Basic income per share	$0.12	$0.16	$0.47	$0.39
Diluted income per share	$0.11	$0.16	$0.45	$0.38